UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2009 (May 14, 2009)

Fortress Investment Group LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33294	20-5837959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 14, 2009, Fortress Investment Group LLC (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Nomura Securities International, Inc., as representatives of the several underwriters named therein (the “Underwriters”). The following summary of certain provisions of the Underwriting Agreement is qualified in its entirety by reference to the complete Underwriting Agreement filed as Exhibit 1.1 hereto and incorporated herein by reference.

Pursuant to the Underwriting Agreement, subject to the terms and conditions expressed therein, the Company agreed to sell to the Underwriters an aggregate of 40,000,000 Class A shares representing Class A limited liability company interests (the “Class A Shares”) at a public offering price of $5.00 per share. The Company also granted a 30-day option to the Underwriters to purchase up to an additional 6,000,000 Class A Shares to cover over-allotments, if any. The principals of the Company and a senior employee, as well as Nomura Holdings, Inc., agreed to purchase an aggregate of 9,400,000 Class A Shares in the offering at the public offering price and the Underwriters were not entitled to any underwriting discounts in respect of such purchases. The Class A Shares are being offered and sold pursuant to a prospectus supplement, dated May 14, 2009, and related prospectus, dated October 3, 2008, each filed with the Securities and Exchange Commission, relating to the Company’s shelf registration statement on Form S-3 (File No. 333-153689).

The Company has agreed to indemnify the Underwriters against various liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of those liabilities. In addition, the Underwriting Agreement contains customary representations, warranties and agreements of the Company, and customary conditions to closing. The offering is expected to close on May 20, 2009, subject to the conditions stated in the Underwriting Agreement.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as Administration Agent, L/C Issuer, Joint Lead Arranger, Joint Book Manager and a lender under the Company’s existing credit agreement. Affiliates of Citigroup Global Markets Inc. are acting as Syndication Agent, Joint Lead Arranger, Joint Book Manager and a lender under the Company’s existing credit agreement. An affiliate of J.P. Morgan Securities Inc. is also a lender under the Company’s existing credit agreement. As of May 6, 2009, the Company had a $550 million term loan outstanding and $54 million outstanding under its revolving credit facility (in addition to $9.7 million of letters of credit that were outstanding under a letter of credit subfacility). The Company intends to use a portion of the net proceeds from this offering to repay approximately $96 million under the Company’s existing credit agreement, upon application of the net proceeds from this offering, each lender will receive its proportionate share of the amount repaid. Under those circumstances, the aggregate amount to be repaid to the lenders that are affiliates of such underwriters is expected to exceed 10% of the net proceeds of the offering.

An affiliate of Nomura Holdings, Inc., Nomura Securities International, Inc., is acting as an underwriter in this offering. Nomura Holdings, Inc. owned 55,087,666 of our Class A shares outstanding prior to the offering. Nomura Holdings, Inc. has agreed to purchase 5,400,000 Class A shares in this offering at the public offering price. Additionally, Takumi Shibata, Deputy President, Chief Operating Officer and member of the Executive Board of Nomura Holdings, Inc., is a member of our board of directors.

The underwriters and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received or will continue to receive customary fees and commissions for these transactions.

On May 14, 2009, the Company issued a press release, attached hereto and incorporated herein by reference as Exhibit 99.1, announcing the pricing of its follow-on public offering.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Underwriting Agreement, dated May 14, 2009, among Fortress Investment Group LLC and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Nomura Securities International, Inc., as representatives of the several underwriters named therein.

99.1	Press Release dated May 14, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS INVESTMENT GROUP LLC
(Registrant)

/s/ David N. Brooks
David N. Brooks
General Counsel

Date: May 15, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit
1.1	Underwriting Agreement, dated May 14, 2009, among Fortress Investment Group LLC and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Nomura Securities International, Inc., as representatives of the several underwriters named therein

99.1	Press Release dated May 14, 2009

5